From: Giadrossi-Morel, Nicoletta (LEH)
Sent: Monday, January 12, 2009 3:14pm
To: Mowry, Kelli A (HOU)
Cc: Scaviner, Francoise (LEH)
Subject: Re:  SEC Filing

As I am traveling all day today without access to a fax, I grant power of attorney to Mark Mai and Kelli Mowry to file my form 3 with the Securities and
Exchange Commission in the form attached hereto.

Nicoletta Giadrossi